EXHIBIT 32.1

Certification of Chief Executive Officer and President (Principal Financial Officer) pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

We, David C. Collins and Nicholas R. Schacht, certify that the periodic report, to which this Statement is attached, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in the periodic report to which this Statement is attached, fairly presents, in all material respects, the financial condition and results of operations of the registrant at the dates and for the periods indicated.

IN WITNESS WHEREOF, the undersigned have executed this Statement as of the date first written below.

Dated: December 14, 2004

/s/ DAVID C. COLLINS
David C. Collins Chief Executive Officer

/s/ NICHOLAS R. SCHACHT
Nicholas R. Schacht President (Principal Financial Officer)